Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135506) pertaining to the Novacea, Inc. 2006 Incentive Award Plan and the Amended 2001 Stock Option Plan of Novacea, Inc. and the Registration Statement on Form S-3 (No. 333-145840) of our reports dated March 14, 2008 with respect to the financial statements of Novacea, Inc., and the effectiveness of internal control over financial reporting of Novacea, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Palo Alto, California

March 14, 2008